Exhibit (b)

CONFIDENTIAL

February 17, 2020

Bee Street Holdings LLC

Bee Street II, Inc.

440 S. LaSalle Street, Suite 3100

Chicago, Illinois 60605

Attention: James Gidwitz

Ladies and Gentlemen:

You have advised CIBC Bank USA (“CIBC”) that Bee Street Holdings LLC, a Delaware limited liability company (“Parent” and “you”), owned and controlled by James Gidwitz, has formed Bee Street II, Inc., a Delaware corporation owned and controlled by Parent (“Merger Sub” and “you”), and that Parent and Merger Sub intend to acquire not less than 85% of the issued and outstanding shares of Continental Materials Corporation, a Delaware corporation (the “Company”), and the subsidiaries of the Company that exist on the date hereof pursuant to a two-step merger consisting of a tender offer by Parent followed by a short-form merger by Merger Sub with and into the Company, with the Company as the surviving entity, with both steps complying with all applicable state and federal securities laws and all rules and regulations of the applicable stock exchange (the “Going Private Transaction”).  CIBC understands that (i) you intend to merge Merger Sub with and into the Company following the funding of the Facility (as defined below), (ii) following the closing of the Going Private Transaction, the Company will no longer have any shares that are publicly traded and instead the Company will be a private corporation, and (iii) promptly following the Going Private Transaction, Parent will cease its independent existence (pursuant to a merger with Merger Sub and/or the Company or other transaction having similar effect), which will result in members of Parent acceptable to CIBC owning not less than 85% of the issued and outstanding shares of the Company.

CIBC understands that (i) the funding required to effect the Going Private Transaction and to pay the fees and expenses in connection therewith shall be provided solely from the incurrence of the Facility (as defined below) and other sources approved in writing by CIBC, and (ii) immediately following the funding of the Facility by CIBC and the consummation of the Going Private Transaction (collectively, the “Transactions”), the indebtedness, liabilities and obligations under the Facility shall become additional indebtedness, liabilities and obligations of the Company (whether by operation of law or otherwise) and the Company will enter into documentation reasonably acceptable to CIBC in connection therewith.

CIBC is pleased to advise you that, subject to the terms and conditions contained in this commitment letter, it commits to an $8,500,000 senior secured revolving credit facility (the “Facility” and together with the commitment to provide such Facility, the “Commitment”).  The proceeds of the Facility will be used to pay the consideration for the Going Private Transaction and to pay fees, costs and expenses in connection with the Transactions.

In addition to the conditions to funding or closing set forth herein, the Commitment is subject to, among other conditions, (a) the negotiation and execution of definitive loan documents governing the Facility and other related documentation reasonably satisfactory to CIBC and you (the “Facility Documents”), including additional documentation to renew and/or refinance the existing revolving credit facility of the Company with CIBC, which in any event shall include a maximum amount to be agreed of borrowing availability of the Company under its existing credit facility provided by CIBC, (b) there being no material adverse change (in the reasonable opinion of CIBC) in the business, assets, liabilities, properties, financial condition or results of operations of you, the Company and its subsidiaries, taken as a whole, and (c) CIBC being satisfied in its reasonable discretion that all conditions and requirements to acquiring 85% of the issued and outstanding shares of the Company pursuant to the Going Private Transaction have been satisfied and that, substantially concurrently with the funding of the Facility, the indebtedness, liabilities and obligations under the Facility shall (whether pursuant to operation of law or otherwise) become additional indebtedness, liabilities and obligations of the Company governed by the Facility Documents.

You hereby represent and covenant that (a) all information (other than Projections (as defined below)) (the “Information”) that has been or will be made available to CIBC by, or on behalf of, you or any of your representatives is or will be complete and correct in all material respects and does not nor will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) all financial projections (“Projections”) that have been or will be made available to CIBC by, or on behalf of, you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized, and such results may be materially different from such Projections).

In consideration of the execution and delivery of this commitment letter by CIBC and the Commitment provided hereunder, you hereby agree to indemnify, exonerate and hold CIBC and its affiliates and each of their respective officers, directors, employees and agents (each an “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and out-of-pocket expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to the Transactions or other similar transactions financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of the Facility or the execution, delivery, performance or enforcement of this commitment letter, or the providing of the Facility, by any of the Indemnified Parties, except for (x) any such Indemnified Liabilities arising on account of the applicable Indemnified Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment by a court of competent jurisdiction, (y) any such Indemnified Liabilities arising out of or in connection with any proceeding that does not involve an act or omission of you or your affiliates and that is brought by an Indemnified Party against another Indemnified Party, or (z) any Indemnified Liabilities resulting from a material breach by an Indemnified Party of its obligations under this commitment letter, the Facility Documents or the transactions contemplated thereby or hereby as determined by a final, nonappealable judgment by a court of competent jurisdiction.  No Indemnified Party shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar information transmission systems in connection with this commitment letter, the Transactions or the Facility, nor shall any Indemnified Party have any liability with respect to, and you hereby waive, to the extent permitted by applicable law, and agree not to sue for, any special, indirect or consequential damages relating to this commitment letter or arising out of its activities in connection herewith or therewith (whether before or after the closing of the Facility).  No Indemnified Party shall have any liability with respect to and hereby waives and agrees  not to sue for any special, indirect or consequential damages relating to this commitment letter or arising out of its activities in connection herewith or therewith.  Your obligations under this paragraph shall expire upon the execution and delivery by you of, and the effectiveness of, the Facility Documents, but otherwise will survive the termination of this commitment letter.

The reasonable and documented out-of-pocket costs and expenses (including all outside legal, environmental, accounting and other consultant costs and fees) incurred by CIBC in connection with the evaluation and/or documentation (including the costs of Intralinks (or other similar information transmission systems), if applicable) of this commitment letter, the Facility and the other Transactions shall be payable by each of you (whether or not the Facility and the other Transactions are consummated (except to the extent such failure to consummate solely results from CIBC’s failure to provide the Facility and loans thereunder following satisfaction by you of all of the conditions and requirements set forth in this commitment letter) within 10 days of demand by CIBC).

Each party acknowledges that this commitment letter supersedes any and all discussions and understandings, written or oral, between or among CIBC and any other person as to the subject matter hereof, including, without limitation, any prior proposal or commitment letters and term sheets.  This commitment letter may only be amended, waived or modified in writing and executed by the parties hereto.

The terms contained in this Commitment Letter are confidential and, except for disclosure to each of each party hereto and the Company’s board of directors, shareholders, members, officers and employees, to professional advisors retained by such parties or as may be required by law or court order, may not be disclosed in whole or in part to any other person or entity without each other party hereto’s prior written consent; provided that any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein shall not be confidential and each party hereto may disclose without limitation of any kind any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4).  No disclosure permitted above shall create any third-party beneficiary as to the commitment provided hereunder.  This paragraph shall survive any termination of this Commitment Letter.

This Commitment Letter will terminate on February 21, 2020, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter, and it will expire on September 30, 2020, if the Facility has not closed on or before that date.  Delivery of an executed counterpart of this commitment letter by facsimile or other electronic transmission shall constitute valid delivery of an executed counterpart hereof.

This commitment letter shall be a contract made and governed by the internal laws of the State of Illinois applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS COMMITMENT LETTER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS COMMITMENT LETTER, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS COMMITMENT LETTER SHALL BE DEEMED OR OPERATE TO PRECLUDE CIBC FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

CIBC is pleased to have this opportunity and looks forward to working with you.

Very truly yours,

CIBC BANK USA

By:	/s/ RICHARD PIERCE
Richard Pierce
Managing Director

Accepted and Agreed

as of February 17, 2020

BEE STREET HOLDINGS LLC

By:	/s/ JAMES G. GIDWITZ
Name: James G. Gidwitz
Title: Chairman & CEO

BEE STREET II, INC.

By:	/s/ JAMES G. GIDWITZ
Name: James G. Gidwitz
Title: Chairman & CEO